Exhibit (p)(2)

Nightview Capital, LLC

CODE OF ETHICS

July 2024

This Code of Ethics (“Code”) is adopted by Nightview Capital, LLC (“Nightview Capital” or the “Firm”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (“Investment Company Act”). The provisions of Rule 17j-1 apply because Nightview serves as investment adviser to a registered investment company. This Code applies to each full-time employee of Nightview Capital who has responsibility for or in connection with the advisory activities of Nightview Capital (each, an “Access Persons” or “employee”). Firm employees outside this description are not subject to this Code unless deemed appropriate by the Chief Compliance Officer (“Chief Compliance Officer” or “CCO”).

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1.	DEFINITIONS

As used in this Code, the terms below shall be defined as follows:

●	Access Person Any Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund OR who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All directors, officers and partners of an Adviser are presumed to be Access Persons. For the purposes of this Code, all Nightview Capital full-time employees are considered to be Access Persons

●	Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

●	Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

●	Chief Compliance Officer or CCO means the Adviser’s Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable.

●	Covered Associate means, for the purposes of this Code (1) any general partner, managing member or executive officer of Nightview Capital, or other individual with a similar status or function; (2) any Nightview Capital employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and (3) any political action committee controlled by Nightview Capital or by any person aforementioned in this definition.

●	Direct or Indirect Influence or Control generally includes accounts over which the Access Person: (1) directs the purchases and/or sales of investments; (2) suggests purchases and/or sales of investments to the trustee or third-party discretionary manager; or (3) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation.

●	Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Advisers Act; (5) the Investment Company Act (6) title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

●	Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

●	Front Running means engaging in a personal securities transaction in advance of a transaction in the same security for a client’s account in order to take advantage of changes in the market price of a security that will be caused by that client’s trade.

●	Fund means an investment company registered under the Investment Company Act of 1940.

●	Initial Public Offering (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

●	Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. Limited Offerings of securities issued by Nightview Capital are included in the term Limited Offering.

●	Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

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●	Reportable Fund means any Fund for which the Adviser serves as investment adviser as defined in the Investment Company Act of 1940. Any Fund whose investment adviser controls, is controlled or is under common control with the Adviser.

●	Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds, unless Nightview acts as the investment adviser or principal underwriter for the fund or the investment adviser or principal underwriter for the fund controls Nightview, is controlled by Nightview, or is under common control with Nightview; and; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, unless Nightview acts as the investment adviser or principal underwriter for the unit investment trust or the investment adviser or principal underwriter for the unit investment trust controls Nightview, is controlled by Nightview, or is under common control with Nightview.

Note: ETFs and closed-end funds ARE reportable securities.

Note: Currently, cryptocurrency purchased as currency or a cash equivalent is not a security and therefore not a Reportable Security. However, derivatives based on cryptocurrency and certain Initial Coin Offerings should be considered Reportable Securities. Consult the CCO with any questions.

2.	STANDARDS OF BUSINESS CONDUCT

Nightview Capital seeks to foster a reputation of integrity and professionalism. The Firm’s reputation is a vital business asset. Nightview Capital greatly values and endeavors to protect the confidence and trust placed in the Firm by its clients. To further that goal, Nightview Capital has adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties Nightview Capital owes its clients, including the Private Funds and registered Fund (collectively referred to as, “Clients” in this Code).

Nightview Capital has affirmative duties of care, honesty, loyalty and good faith to act in the best interests of its Clients. Clients’ interests are paramount to and come before the personal interests of the Firm or its Access Persons. Access Persons are expected to behave as fiduciaries with respect to Clients. This means that each Access Person must render disinterested advice, protect Client assets (including nonpublic information about Clients or an Investor’s account) and act always in the best interest of Clients. The Firm and Access Persons must also strive to identify and avoid conflicts of interest, however, such conflicts may arise.

Access Persons of Nightview Capital must not:

●	Employ any device, scheme or artifice to defraud a Client;

●	Make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading;

●	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;

●	Engage in any manipulative practice with respect to a Client;

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●	Use their positions, or any investment opportunities presented by their positions, to personal advantage or to the detriment of a Client; or

●	Conduct personal trading activities in contraventions of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

With regard to Nightview’s service as investment adviser to the Fund, Rule 17j-1 imposes additional duties. This Code of Ethics must be approved by the Fund’s Board of Directors initially and upon amendment within 6 months after the adoption of any material change.

Under Rule 17j-1, it is unlawful for certain persons, including any officer, director or trustee of Nightview, in connection with the purchase or sale by such person of a “security held or to be acquired” by the Fund:

1.	To employ any device, scheme or artifice to defraud the Fund;

2.	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

4.	To engage in any manipulative practice with respect to the Fund;

Under Rule 17j-1, a security held or to be acquired by the Fund means any Covered Security which, within the most recent 15 days, is or has been held by the Fund or is being or has been considered by the Fund or Nightview for purchase by the Fund and any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security.

To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, Nightview Capital has adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in Nightview Capital’s compliance manual (“Compliance Manual” or “Manual”). However, Access Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and the Manual.

Should you have any doubt as to whether this Code applies to you, please contact the CCO.

3.	SUBSTANTIVE RESTRICTIONS

Gift Policy. Access Persons must not give or accept gifts from any entity doing business with or on behalf of the Adviser in contravention of our gift policy, as contained in our compliance procedures. As a general rule, gifts of nominal value or those that are customary in the industry such as meals or entertainment are permitted by Nightview Capital’s gift policy. Access Persons are discouraged from accepting or providing excessive gifts or entertainment.

Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Information Wall” procedures may be utilized to avoid potential conflicts of interest. An Access Person must avoid engaging in any activity which might reflect poorly upon the Access Person, the Firm, or which would impair the Access Person’s ability to discharge his or her duties with respect to Nightview Capital and its Clients.

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Forfeitures. If there is a violation of forgoing paragraphs in this section, the CCO may determine whether any profits should be forfeited and may be paid to one or more Clients for the benefit of the Client(s). The CCO will determine whether gifts accepted in violation of the gift policy contained herein need to be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.

Political Contributions. All Covered Associates are required to obtain approval from the Compliance Department prior to making any contribution. The Compliance Department will review and evaluate each Contribution request to determine whether the Contribution is permissible based upon the requirements of Rule 206(4)-5 and all other applicable Nightview Capital policies. Additional policies and procedures regarding political contributions are contained in the Manual.

Fair Treatment. Access Persons must avoid taking any action which would favor one Client or Investor over another in violation of the Firm’s fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

Service as Outside Director, Trustee or Executor. Access Persons must gain approval to serve on the boards of directors of publicly traded companies, or in any similar capacity. In the event such a request is approved, “Information Wall” procedures may be utilized to avoid potential conflicts of interest. Other than by their position with Nightview Capital or with respect to a family member, Access Person must gain approval to serve as a trustee, executor or fiduciary or on a creditor’s committee.

Reporting Violations. Any Access Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.

Brokerage Accounts. Access Persons must disclose all brokerage accounts to the CCO and instruct their brokers to provide timely duplicate account statements or transaction information, when possible, to the CCO for Reportable Accounts and Reportable Transactions, as further described below.

Waivers. The CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

4.	PERSONAL TRADING RESTRICTIONS AND PRE-CLEARANCE

4.1. Restrictions

Access Persons are reminded that “front-running” Client transactions or trading based on material, nonpublic inside or confidential information violates not only this Code, Nightview Capital’s insider trading policies and procedures, as well as other securities laws that are be punishable by fines and other penalties.1

Nightview has adopted the following principles governing personal investment activities by Nightview’s Access Persons:

●	The interests of client accounts will at all times be placed first;

●	Clients are best served when the Firm’s principals and employees are invested side-by-side with the clients;

●	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

●	Access Persons must not take inappropriate advantage of their positions.

[1]	Purchases or sales of ETFs are still subject to the Reporting Requirements described herein.

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Access Persons are prohibited from purchasing or selling for any personal account a security held by a Nightview Client. Access Persons with accounts managed by another manager with full discretion (“Discretionary Accounts” or “Managed Accounts”) are not subject to these restrictions.

Restricted List

The Restricted List is comprised of securities being actively reviewed/contemplated for investment by Nightview, securities held by Nightview’s Clients, as well as securities with respect to which Nightview holds material nonpublic insider information concerning the issuer. All Access Persons are restricted from transacting for personal accounts in any security placed on the Restricted List unless an exception is pre-approved and granted by the CCO as noted below. Clients of Nightview are only restricted from transacting in a security that was placed on the Restricted List as a result of the Firm possessing MNPI concerning the issuer.

The Chief Investment Officer is responsible for updating the Restricted List following the acquisition of any security not previously held by any Client or the removal of a security from all Client’s. The Chief Investment Officer responsible for informing the CCO, or their designees, of updates to the Restricted List with respect to securities that are being actively reviewed/contemplated for investment by Nightview. All Access Persons must notify the CCO, or their designees, immediately if they have any reason to believe they or anyone in the Firm possesses material nonpublic information.

Note: If the Access Person already holds a security held by a Client, prior to it being added to the Restricted List, they will not be required to sell it, but will not be permitted to sell such security without pre-approval.

4.2. Requirements

Access Persons must obtain “pre-clearance” from the Compliance Department prior to executing:

●	Purchases of any securities issued as part of an IPO;

●	Purchases of interests in a Limited Offering or private partnership (Note: Access Persons are not required to obtain pre-approval prior to limited offering capital calls, redemptions, distributions, dividends, or clawbacks); and

●	Any other Reportable Security transactions, unless an exemption applies.

Once pre-approval has been granted, the pre-approved transaction must be executed within twenty-four hours. Such requests may currently be submitted to the CCO using electronic communication or another form designated by the CCO. However, the CCO, at his or her discretion, may establish alternate methods in the future.

4.3. Exemptions

Pre-clearance is not required for:

●	Purchases or sales of open-end funds, including ETFs, and including the Reportable Fund;

●	Purchases or sales which are non-volitional on the part of either the Access Person or the Client;

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●	Transactions in securities which are not Reportable Securities;

●	Purchases which are part of an Automatic Investment Plan or DRIP;

●	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

●	Purchases or sales effected in any account over which the Access Person has no Direct or Indirect Influence or Control[2], provided that, upon the initial reporting of such accounts, the Access Person complies with any additional certifications that the CCO, in his or her discretion, may require. If an Access Person is unsure as to whether an account is qualified for the exemption, he or she should consult with the CCO. In the event it is determined that the Access Person may have Direct or Indirect Influence or Control over investment decisions, the Access Person will be required to provide account statements as required with any reportable account.

5.	REPORTING PROCEDURES

Upon becoming an Access Person, the CCO or other designee will provide the Access Person with the necessary reporting forms and information to complete in hard copy form, however, the CCO, at his or her discretion, may also provide electronic copies or alternate methods to complete the required reports.

5.1. Initial and Annual Holdings Reports

Each Access Person must submit to the CCO the following reports, on forms designated by the CCO: (i) ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, reflecting the Access Person’s holdings as of a date not more than 45 days prior to the date the report was submitted (“holdings reports”).

Holdings reports must contain the following information:

●	The title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

●	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts that hold only non-Reportable Securities must be included); and

●	The date the Access Person submits the report.

●	Brokerage account statements containing all required information may be substituted for the Holdings Report Form if submitted timely.

To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, an Access Person may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

[2]	Please see Section 5.5 for additional information regarding accounts over which an Access Person does not have Direct or Indirect Influence or Control

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5.2. Quarterly Reports

Within 30 days after the end of each calendar quarter, each Access Person must submit a report, as designated by the CCO, covering all transactions in non-excepted, see section 5.5, Reportable Securities.

Transactions reports must contain the following information:

●	The date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through which the transaction was effected; and

●	The date the Access Person submits the report.

For any account established during the quarter in which an Access Person has direct or indirect beneficial ownership, the Access Person must disclose on the transactions report the date the account was established and the bank/broker.

Brokerage account statements containing all required information may be substituted if timely submitted to the CCO, or a designated intermediary or program. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

5.3. Duplicate Statements

Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall submit directly to the CCO at the same time they are mailed or furnished to such Access Person duplicate copies of brokerage statements covering each transaction in a Reportable Security and holdings in such account. This requirement also may be waived by the CCO in situations when the CCO determines that duplicate copies are unnecessary.

5.4. Prohibition on Self Pre-clearance

No Access Person shall pre-clear his own trades, review his own reports or approve his own exemptions from this Code. When such actions are to be undertaken with respect to a personal transaction of the CCO, a Director or Managing Member will perform such actions as are required of the CCO by this Code.

5.5. Exceptions to the Reporting Requirements

The reporting requirements above apply to all transactions in Reportable Securities other than:

●	Transactions effected pursuant to an Automatic Investment Plan or DRIP; and

●	Transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control.

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An Access Person will generally be deemed to have Direct or Indirect Influence or Control over any account in which he or she: (1) Directs the purchases and/or sales of investments; (2) Suggests purchases and/or sales of investments to the trustee or third-party discretionary manager; or (3) Consults with a trustee or third-party discretionary manager as to the allocation of investments to be made in the account and the manager acts upon such consultation.

Please note that granting a third-party discretionary investment authority over an account does not, by itself, exempt an account from the reporting requirements. Similarly, trusts over which an Access Person is the grantor or beneficiary may also be subject to the reporting requirements, regardless of whether a trustee has management authority. For such accounts, Nightview Capital will conduct additional due diligence to determine whether the Access Person may have any Direct or Indirect Influence or Control over the investment decisions of such accounts which may include:

●	Evaluating the relationship between the Access Person and the person managing the account;

●	Requesting completion of periodic certifications by the Access Person or third-party managers regarding the Access Person’s influence over the account;

●	Requesting periodic completion of holdings or transaction reports to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the reporting exemption; or

●	Periodically request statements for accounts managed by third-parties where there is no identified Direct or Indirect Influence or Control over the investment decisions in an account.

If an Access Person is unsure as to whether an account is qualified for the exemption, he or she should consult with the CCO. In the event it is determined that the Access Person may have Direct or Indirect Influence or Control over investment decisions, the Access Person will be required to provide account statements as required with any reportable account.

6.	CODE NOTIFICATION AND ACCESS PERSON CERTIFICATIONS

The CCO shall identify and provide notice to all Access Persons of their status under this Code, and shall deliver a copy of the Code to each Access Person annually. Additionally, each Access Person will be provided a copy of any Code amendments. After reading the Code or amendment, each Access Person shall submit an electronic or hardcopy certification designated by the CCO and Annual certifications after the end of each calendar year. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time.

7.	REVIEW OF REQUIRED CODE REPORTS

Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.

Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be “material” to the Managing Member(s), as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner he deems to be appropriate. The CCO will keep a written record of all investigations in connection with any Code violations including any action taken because of the violation. In the event the CCO is involved in the violation, a Managing Member shall perform the duties that would otherwise be performed by the CCO.

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Sanctions for violations of the Code may include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a Client has been harmed by the prohibited action, disgorgement may be paid directly to the Client. Where a Client has not been harmed, monetary sanctions may be paid to an appropriate charity determined by the CCO.

8.	RECORDKEEPING AND REVIEW

The CCO, or other designee will ensure the following documents are retained: (1) this Code; (2) a record of all certifications of an Access Person’s receipt of the Code or any amendments thereto; (3) any written prior approval for a Reportable Securities transaction given pursuant to this Code; (4) a copy of each report by an Access Person; (5) a record of any violation of the Code and any action taken as a result of the violation; (6) any written report hereunder by the CCO; (7) and lists of all persons required to make and/or review reports under the Code shall be preserved with the Adviser’s records, for the periods and in the manner required by Advisers Act Rule 204-2 and Investment Company Act Rule 17j-1. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Material and non-material amendments to this Code should be made and distributed as described in Section 5.

Annual Reporting to the Chief Compliance Officer of the Fund

The Firm shall prepare an annual written report relating to this Code to the Fund’s Chief Compliance Officer. Such annual report shall:

1.	Summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

2.	Describe any issues arising under this Code or procedures since the last report to the Fund’s Chief Compliance Officer including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations;

3.	Identify any recommended changes in the existing restrictions or procedures based upon the experience of the Firm under this Code, evolving industry practices or developments in applicable laws or regulations; and

4.	Certify that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

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